Exhibit 99.1

B&G Foods Provides Clarification Regarding
Face Value of 12% Senior Subordinated Notes due 2016

— Posts Updated Investor FAQ on its Investor Relations Website —

PARSIPPANY, N.J., November 16, 2009 — B&G Foods, Inc. (NYSE: BGS), a manufacturer and distributor of high quality, shelf-stable foods, today provided clarification regarding the recently completed partial redemption of its 12% senior subordinated notes due 2016 (CUSIP No. 05508RAB2).  Following the partial redemption, the face value (i.e., principal amount) of each senior subordinated note has been reduced from $7.15 to $3.116551105.  For DTC participants, please note that this is reflected in DTC’s system as a face value of $7.15, with a factor of 0.435881.

On November 2, 2009, B&G Foods redeemed $90.0 million principal amount of its senior subordinated notes at a cash redemption price of 106% of the principal amount redeemed, plus accrued and unpaid interest on such amount, to, but excluding, the redemption date.  Following the partial redemption, $69.5 million principal amount of the senior subordinates notes remains outstanding.  Upon original issuance in October 2004, the face value of each senior subordinated note was $7.15 per note instead of the more typical corporate bond face value of $1,000 per note.  Upon the partial redemption, the senior subordinated notes were not redeemed in principal amounts of $7.15 or integral multiples thereof.  Instead, each holder of senior subordinated notes received a principal payment equal to approximately 56.4% of the principal amount of senior subordinated notes held by such holder.

To illustrate, for each subordinated note held by an investor, such investor received the following partial redemption payment:

Per Note ($7.15 Principal Amount)
Principal Payment:	$4.033448895
Call Premium (6.00% of Principal):	$0.242007066
Accrued Interest (2 days):	$0.002688966
Total Redemption Payment:	$4.278144927

Therefore, as illustrated below, following the partial redemption of the senior subordinated notes the face value of each senior subordinated note has been reduced from $7.15 to $3.116551105.

Face Value Per Note

Prior to Partial Redemption Payment	$7.150000000
Less Principal Portion of Redemption Payment	$4.033448895
After Partial Redemption Payment:	$3.116551105

Holders of senior subordinated notes will continue to be entitled to receive quarterly interest payments on the remaining principal amount of senior subordinated notes held by such holders at the rate of 12% per annum.  At the new face value of $3.116551105 per note, the quarterly interest payment per note will be approximately 9.3 cents per note (or approximately 37.3 cents per note per annum).

Additional information concerning the partial redemption of the senior subordinates notes as well as information relating to the automatic separation of B&G Foods’ Enhanced Income Securities (EISs) that occurred in connection with the partial redemption, has been posted to the Investor Relations section of B&G Foods’ website, www.bgfoods.com, under the heading “Investor FAQ.”  B&G Foods today posted an updated version of the Investor FAQ in response to questions received from brokerage firms and investors.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2008 filed on March 5, 2009.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214